Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 10, 2018 (except for the first paragraph of Note 2 and for Note 13, as to which the date is July 9, 2018), with respect to the financial statements of Allakos, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-225836) and related Prospectus of Allakos, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

July 18, 2018